UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)       January 10, 2011

Hawkins, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 East Hennepin Avenue
Minneapolis, MN	55413
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code (612) 331-6910

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On January 10, 2011, Hawkins, Inc. (“Hawkins”), a wholly owned subsidiary of Hawkins (“Acquisition Sub”), and Vertex Chemical Corporation, R.H.A. Corporation, and Novel Wash Co., Inc. (collectively, “Vertex”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which, among other things, Acquisition Sub will purchase and acquire from Vertex substantially all of the assets used in Vertex’s business, which is the manufacture and distribution of sodium hypochlorite and the distribution of caustic soda, hydrochloric acid and related products. Pursuant to the Asset Purchase Agreement, Acquisition Sub will pay Vertex $25.5 million and assume certain liabilities of Vertex. Hawkins will guarantee the payment and performance by Acquisition Sub of all of its obligations under the Asset Purchase Agreement.
     The Asset Purchase Agreement contains representations, warrants and covenants of Hawkins, Acquisition Sub, and Vertex. The boards of directors of Hawkins and Acquisition Sub have separately adopted resolutions approving the Asset Purchase Agreement. Vertex has agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) compete in the field in which the acquired assets were employed for a period of five (5) years.
     Consummation of the transaction, which is currently anticipated to occur later in January, is subject to customary closing conditions.
     The foregoing summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference. A copy of the press release announcing the execution of the Asset Purchase Agreement is also attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

No.	Description

2.1	Asset Purchase Agreement, dated as of January 10, 2011, among Vertex Chemical Corporation, Novel Wash Co., Inc., R.H.A. Corporation, Twain Acquisition Corp. and Hawkins, Inc.

99.1	Press Release, dated January 10, 2011, announcing the signing of the definitive agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKINS, INC.

Date: January 11, 2011	By:	/s/ Richard G. Erstad

Richard G. Erstad Vice President, General Counsel, and Secretary

Exhibit Index

No.	Description

2.1	Asset Purchase Agreement, dated as of January 10, 2011, among Vertex Chemical Corporation, Novel Wash Co., Inc., R.H.A. Corporation, Twain Acquisition Corp. and Hawkins, Inc.

99.1	Press Release, dated January 10, 2011, announcing the signing of the definitive agreement